Exhibit 99.1

ALLIED IRISH BANKS, P.L.C. ADS AND COMMON STOCK

INFORMATION

FOR

THE ALLIED IRISH BANK CAPITAL ACCUMULATION
RETIREMENT PLAN AND TRUST

Effective January 2005

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

This booklet contains additional information regarding the investment options available to you under the Plan.  In particular, a description of the Employer securities included in the Allied Irish Bank Employer Stock Fund is presented.  Unless otherwise indicated, all capitalized terms have the same meaning ascribed thereto in the Summary Plan Description.

FOR ADDITIONAL INFORMATION REGARDING THE PLAN AND YOUR INVESTMENT OPTIONS, PLEASE REFER TO THE ACCOMPANYING SUMMARY PLAN DESCRIPTION.

EMPLOYER SECURITIES OFFERED UNDER THE PLAN

Employer Ordinary Shares, par value of .32 euro per share, that are validly issued, fully paid and nonassessable (the “Shares”) are listed on the Irish Stock Exchange (the “ISE”) and the London Stock Exchange (the “LSE”).  The ISE and LSE presently constitute the principal non-United States trading markets for the Shares.

In the United States, American Depositary Shares (“ADSs”), as described below, each representing two Shares, are listed on the New York Stock Exchange (the “NYSE”). In accordance with the rules of the NYSE, the Shares also are listed on the NYSE, but only for technical reasons, and without the ability to trade.

The authorized share capital of the Employer totals 1.160 billion Shares and 20 million Preference Shares, Floating Rate Series A, par value of $25 per share (the “Preference Shares”).  At December 31, 2003, there were outstanding approximately 908 million Shares and 25,000 Preference Shares.

The Preference Shares have not been registered in the United States under the Securities Act of 1933 and are traded in the United States only by “qualified institutional buyers” in reliance on Rule 144A of such Act and to non-U.S. persons in reliance on Regulation S of such Act.  Accordingly, the Preference Shares are not available for investment under the Plan.

The following is a summary of the material provisions of that certain Deposit Agreement, as amended and restated as of May 14, 1999 (the “Deposit Agreement”) by and among the Employer, The Bank of New York as depositary (the “Depositary”), and all holders and Owners (as defined in the Deposit Agreement) from time-to-time of ADSs evidenced by American Depositary Receipts (as defined below).  This summary is not intended to be complete and is qualified in its entirety by reference to the Deposit Agreement, a copy of which is available for inspection at the Corporate Trust Office of the Depositary, located 101 Barclay Street, New York, NY 10286.

American Depositary Receipts (“ADRs”) representing ADSs are issuable by the Depositary pursuant to the Deposit Agreement.  Each ADR evidences a specified number of ADSs deposited with AIB Custodial Services, Ltd., acting at its principal office in Dublin, Ireland or the Depositary, acting through its principal London, England office (collectively, the “Custodian”) or any other firm or corporation appointed as a custodian by the Depositary.  An ADR may represent any number of ADSs.

An ADS represents an Owner’s rights and interests to (i) two Shares and (ii) any and all other securities, property or cash received by the Depositary or the Custodian in respect of the Shares (together, with any Shares also deposited under the Deposit Agreement, the “Deposited Securities”).  For purposes of the Deposit Agreement, an “Owner” is a person or entity in whose name an ADR is recorded on the books of the Depositary for such purpose.

Deposit of Shares

Subject to the terms and conditions of the Deposit Agreement, Shares may be deposited by delivering to the Custodian a certificate or certificates for the Shares to be deposited, duly registered in the name of the Depositary or its nominee, together, if the Depositary requires, with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such an ADR or ADRs for the number of ADSs representing such deposit.

Alternatively, subject to the terms and conditions of the Deposit Agreement, Shares may be deposited by delivery thereof to the Custodian, accompanied by any appropriate instrument or instruments of transfer, or endorsement, in form satisfactory to the Custodian, together with all such certifications as may be required by the Depositary or the Custodian in accordance with the provisions of the Deposit Agreement and, if the Depositary requires, together with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order an ADR or ADRs for the number of ADSs representing such deposit.  If required by the Depositary, any such Shares presented for deposit, whether or not the transfer books of the Employer (or the appointed agent of the Employer for transfer and registration of Shares) are closed, will also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as will be satisfactory to the Depositary.

No Shares will be accepted for deposit unless accompanied by such evidence as may be reasonably required by the Depositary that any necessary approval has been granted by the governmental body in Ireland, if any, which is then performing the regulation of currency exchange under the Irish Exchange Control Acts.

At the request, risk and expense of any Owner, and for the account of such Owner, the Depositary may receive certificates for Shares to be deposited, together with the other instruments specified above, for the purpose of forwarding such Share certificates to the Custodian for deposit under the Deposit Agreement.

Upon each delivery to the Custodian of a certificate or certificates for Shares to be deposited under the Deposit Agreement that have not been previously registered in the name of the Depositary or its nominee, together with the other documents specified above, the Custodian will, as soon as transfer and recordation can be accomplished, present such certificate or certificates to the Employer (or the appointed agent of the Employer for transfer and registration of Shares), for transfer and registration of the Shares being deposited in the name of the Depositary or its nominee or the Custodian or its nominee.

Surrender of ADRs and Withdrawal of Shares

Upon surrender at the Corporate Trust Office of the Depositary of an ADR, and upon payment of the fee of the Depositary provided in such ADR, and subject to the terms and conditions of the Deposit Agreement, the Owner thereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the ADRs for which such ADR is issued.  Delivery of such Deposited Securities may be made by the delivery in due course of certificates in the name of the Owner thereof or as ordered by him or by the delivery of certificates endorsed or accompanied by proper instruments of transfer.  Such delivery will be made at the option of the Owner thereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary will be at the risk and expense of the Owner thereof.

In its capacity as Depositary, the Depositary will lend neither the Shares held under the Deposit Agreement nor the ADRs; provided, however, that the Depositary reserves the right to (i) issue ADRs prior to the receipt of Shares pursuant to the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of ADRs pursuant to the Deposit Agreement, including ADRs which were issued under (i) above but for which Shares may not have been received.  The Depositary may receive ADRs in lieu of Shares under (i) above and receive Shares in lieu of ADRs under (ii) above.  Each such transaction will be (a) accompanied by a written representation from the person to whom ADRs or Shares are to be delivered that such person, or its customer, owns the Shares or ADRs to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of ADRs and Shares involved in such transactions at any one time to thirty percent (30%) of the ADRs outstanding (without giving effect to ADRs outstanding under (i) above), or Shares held under the Deposit Agreement, respectively; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The Depositary will also set limits with respect to the number of ADRs and Shares involved in transactions to be done under the Deposit Agreement with any one person on a case by case basis as it deems appropriate.  The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

Voting Stock and Other Deposited Securities

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Employer, the Depositary will, as soon as practicable thereafter, mail to the Owners of ADRs a notice, the form of which notice will be in the sole discretion of the Depositary, which will contain (a) such information as is contained in such notice of meeting, and (b) a statement that the Owners of ADRs as of the close of business on a specified record date will be entitled, subject to any applicable provision of law and of the Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective ADSs.  Upon the written request of an Owner of an ADR on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such ADR in accordance with the instructions set forth in such request.  The Depositary will exercise the right to vote that attaches to the Shares or the Deposited Securities in accordance with such instructions provided, however, that if no such instructions are given, the Owner will be deemed to have instructed the Depositary to vote such Shares or Deposited Securities in the manner requested by the Employer.

Dividends, Other Distributions and Rights

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute the amount thus received to the Owners of ADRs entitled thereto, provided, however, that in the event that the Employer or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of ADRs for ADSs representing such Deposited Securities will be reduced accordingly.

Whenever the Depositary receives any distribution other than cash or Shares upon any Deposited Securities, the Depositary will cause the securities or property received by it to be distributed to the Owners of ADRs entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of ADRs entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale, at public or private sale, of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Owners of ADRs entitled thereto as in the case of a distribution received in cash.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may and will if the Employer will so request, distribute to the Owners of outstanding ADRs entitled thereto, additional ADRs for an aggregate number of ADSs representing the amount of Shares received as such dividend or free distribution.  In lieu of delivering ADRs for fractional ADSs in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement.  If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes, at public or private sale, and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes to the Owners of ADRs entitled thereto.

If the Employer will offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary will consult with the Employer as to the procedure to be followed in making such rights available to the Owners of ADRs or in disposing of such rights and distributing the net proceeds thereof, as in the case of a distribution received in cash pursuant to the Deposit Agreement, which procedures may contemplate making such rights available to some Owners and not to others and disposing of such rights as are not made available to Owners and distributing the net proceeds thereof to such Owners; provided that, in any event and subject to the Deposit Agreement:

(a)                                  if at the time of the offering of any such rights the Depositary is advised by the Employer that it is lawful and feasible to make such rights available to some or all Owners of ADRs in the United States by means of warrants or otherwise, the Depositary will distribute such warrants or other instruments therefor in such form as the Employer may require to such Owners of ADRs in proportion to the number of ADSs representing such Deposited Securities held by each of them, respectively, or employ such other method as the Employer may direct in order to facilitate the exercise, sale or transfer of rights by such Owners;

(b)                                 if at the time of any such offering of any such rights the Depositary is advised by the Employer that it is not lawful or not feasible to make such rights available to all or some Owners of ADRs by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and are about to lapse, the Depositary will sell such rights or such warrants or other instruments and will allocate the proceeds of such sales for the account of the Owners of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Owners because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise, and distribute the net proceed so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement.

In connection with the foregoing, the Depositary will not offer such rights to Owners having an address in the United States until such time as the Employer will furnish to the Depositary:

(i)                                     evidence that a registration statement under the Securities Act of 1933 covering such offering is in effect, or

(ii)                                  an opinion of counsel for the Employer in the United States to the effect that such offering does not require registration under the Securities Act of 1933.

Record Dates

Whenever any cash dividend or other cash distribution will become payable or any distribution other than cash will be made, or whenever rights will be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS or whenever the Depositary will receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary will fix a record date for the determination of the Owners of ADRs who will be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each ADS will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

Transfer of ADRs

The transfer of an ADR is registrable on the books of the Depositary at its Corporate Trust Office by the Owner thereof in person or by duly authorized attorney, upon surrender of the ADR properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the fees and expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose.  An ADR may be split into other such ADRs, or may be combined with other such ADRs into one ADR, representing the same aggregate number of ADSs as the ADR or ADRs surrendered.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any ADR or withdrawal of any Deposited Securities, the Depositary, the Custodian, or co-registrar may require payment from the presentor of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the ADR, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement or the ADR.

The delivery of ADRs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Employer at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or the ADR, or for any other reason.  The surrender of outstanding ADRs and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Employer or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

Filing Proofs, Certificates and Other information

Any person presenting Shares for deposit or any Owner of an ADR may be required from time to time to file such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Employer (or the appointed agent of the Employer for transfer and registration of Shares) of the Shares presented for deposit or other information, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper.  The Depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed.  No Share will be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Ireland which is then performing the function of the regulation of currency exchange.

Notices and Reports

On or before the first date on which the Employer gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, the Employer will transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of Shares or other Deposited Securities.

The Employer will arrange for the prompt transmittal by the Employer to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by the Employer to holders of its Shares.  If requested in writing by the Employer, the Depositary will arrange for the mailing, at the Employer’s expense, of copies of such notices, reports and communications to all Owners.  The Employer will timely provide the Depositary with the quantity of such notices, reports, and communications as requested by the Depositary from time to time, in order for the Depositary to effect such mailings.

Inspection of Transfer Books

Until termination of the Deposit Agreement in accordance with its terms, the Depositary will maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and surrender of ADRs in accordance with the provisions of the Deposit Agreement.

The Depositary will keep books for the registration of ADRs and transfers of ADRs which at all reasonable times will be made available to the Employer and will also be open for inspection by the Owners, provided that such inspection by Owners will not be for the purpose of communicating with other Owners in the interest of a business or object other than the business of the Employer or a matter related to the Deposit Agreement or the ADRs.

The Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Employer.

Charges of Depositary

The Depositary will charge any party to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Employer or an exchange of stock regarding the ADRs or Deposited Securities or distribution of ADRs pursuant to the Deposit Agreement) or who surrenders ADRs a fee of $5.00 or less per 100 ADSs (or portion thereof) for the issuance or surrender, respectively, of an ADR.  In addition, the Depositary will charge the Owners and holders of ADRs a fee for, and deduct such fee from, the distribution of proceeds pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the issuance of ADSs referred to above which would have been charged as a result of the deposit by Owners of Shares received in exercise of rights distributed to them pursuant to the Deposit Agreement, but which rights are instead sold by the Depositary, and the net proceeds distributed.

The Employer will pay the other fees and reasonable expenses of the Depositary and those of any registrar under the Deposit Agreement as and to the extent set forth in a separate written agreement, between the Employer and the Depositary.  The charges set forth therein may be changed from time to time by written agreement between the Employer and the Depositary.  Notwithstanding anything to the contrary set forth in such separate agreement, the Employer will not pay or be liable for (i) fees of the Depositary for the execution and delivery of ADRs pursuant to the Deposit Agreement, transfers pursuant to the Deposit Agreement, the surrender of ADRs pursuant to the Deposit Agreement, and the making of any distribution pursuant to the Deposit Agreement, (ii) taxes and other governmental charges, (iii) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Employer (or the appointed agent of the Company for the transfer and registration of Shares) and accordingly applicable to transfers of Shares to the name of the Depositary or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (iv) such cable, telex, and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Shares or Owners of ADRs, and (v) such expenses as are incurred in the conversion of foreign currency by the Depositary pursuant to the Deposit Agreement.

Liability of Owners for Taxes or Other Charges

If any tax or other governmental charge will become payable with respect to any ADR or any Deposited Securities represented thereby, such tax or other governmental charge will be payable by the Owner thereof to the Depositary. The Depositary may refuse to effect any transfer of the ADR or any withdrawal of Deposited Securities represented thereby until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the ADR, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Owner thereof remaining liable for any deficiency.

Liability of the Employer, the Depositary and the Custodian

Neither the Depositary nor the Employer will incur any liability to any Owner or holder of any ADR, if by reason of any provision of any present or future law of the United States or any other country, or of any other governmental authority, or by reason of any provision, present or future, of the Articles of Association of the Employer, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Employer will be prevented or forbidden from doing or performing any act or thing which by the terms of the Deposit Agreement it is provided will be done or performed; nor will the Depositary or the Employer incur any liability to any Owner or holder of an ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit agreement, or for any other reason, such distribution or offering may not be made available to Owners of ADRs, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will allow any rights, if applicable, to lapse.

Neither the Employer nor the Depositary assumes any obligation or will be subject to any liability under the Deposit Agreement to Owners or holders of ADRs, except that they have agreed to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.  The Depositary will not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Employer will be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

Neither the Depositary nor the Employer will be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or holder of an ADR, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.  The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that the Depositary performed its duties while it acted as Depositary without negligence or bad faith.

The Employer will indemnify the Depositary and the Custodian against, and hold each of them harmless from, any liability or expense which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the ADRs, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or the Custodian, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Employer or any of its agents.  The Depositary will indemnify the Employer and hold it harmless from any liability or expense which may arise out of acts performed or omitted by the Depositary or the Custodian due to their negligence or bad faith.  No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

Amendment of ADRs and/or the Deposit Agreement

The form of an ADR and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Employer and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which will impose or increase any fees or charges (other than the fees of the Depositary for the execution and delivery of ADRs and taxes and other governmental charges), or which will otherwise prejudice any substantial existing right of Owners of ADRs, will, however, not become effective as to outstanding ADRs until the expiration of three months after notice of such amendment will have been given to the Owners of outstanding ADRs.  Every Owner of an ADR at the time any amendment so becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby.

Termination of Deposit Agreement

The Depositary will at any time at the direction of the Employer terminate the Deposit Agreement by mailing notice of such termination to the Owners of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Employer and the Owners of all ADRs then outstanding if at any time 120 days will have expired after the Depositary will have delivered to the Company a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment as provided in the Deposit Agreement.

On and after the date of termination, the Owner of an ADR will, upon surrender of such ADR at the Corporate Trust Office of the Depositary, upon the payment of the fee of the Depositary for the surrender of ADRs referred to in the Deposit Agreement, and upon payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such ADR.

If any ADRs will remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to Deposited Securities, will sell rights as provided in the Deposit Agreement, and will continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of an ADR, any expenses for the account of the Owner of such Receipts in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).

At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of ADRs which have not theretofore been surrendered such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of an ADR, any expenses for the account of the Owner of such ADR in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).

Upon the termination of the Deposit Agreement, the Employer will be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.